Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

F-3 333-251220

S-8 333-197023

S-8 333-179967

S-8 333-174641

S-8 333-171227

S-8 333-160220

S-8 333-130558

S-8 333-153673

S-8 333-120980

S-8 333-115726

S-8 333-85208

of our reports dated 4 March 2021, with respect to the consolidated financial statements of NatWest Group plc (formerly The Royal Bank of Scotland Group plc, the “Group”) and the effectiveness of internal control over financial reporting of the Group, included in this Annual Report (Form 20-F) of the Group for the year ended 31 December 2020.

/s/ Ernst & Young LLP

London, United Kingdom

4 March 2021